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                                                                    Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-112249 of Allstate Life Global Funding and Allstate Life Insurance Company on Form S-3 of our report dated February 4, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in the methods of accounting for embedded derivatives in modified coinsurance agreements and variable interest entities in
2003), appearing in the Annual Report on Form 10-K of Allstate Life Insurance Company for the year ended December 31, 2003, and to the reference to us under the heading "Experts" in the prospectus, which is part of such Registration Statement.


/s/ Deloitte & Touche LLP


Chicago, Illinois
April 16, 2004